                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       Horace Mann Educators Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                       HORACE MANN EDUCATORS CORPORATION
                              1 Horace Mann Plaza
                       Springfield, Illinois 62715-0001

                         ANNUAL MEETING--May 14, 1999

Dear Shareholders:

   You are cordially invited to attend the Annual Meeting of your Corporation to be held at 9:00 a.m. on Friday, May 14, 1999, at the Renaissance Springfield Hotel, 701 East Adams Street, Springfield, Illinois.

   We will present a report on the current affairs of the Corporation at the meeting and Shareholders will have an opportunity for questions and comments.

   We request that you sign, date and mail your proxy card whether or not you plan to attend the Annual Meeting.

   Prompt return of your proxy card will reduce the cost of further mailings and other follow-up work. You may revoke your voted proxy at any time prior to the meeting or vote in person if you attend the meeting.

   We look forward to seeing you at the meeting. If you do not plan to attend and vote by proxy, let us know your feelings about the Corporation either by letter or by comment on the proxy card.

                                      Sincerely yours,


                                      Paul J. Kardos
                                      Chairman of the Board,
                                      President and Chief Executive Officer

March 31, 1999

                       HORACE MANN EDUCATORS CORPORATION
                              1 Horace Mann Plaza
                       Springfield, Illinois 62715-0001

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON MAY 14, 1999

   NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Shareholders of HORACE MANN EDUCATORS CORPORATION (the "Company") will be held at the Renaissance Springfield Hotel, 701 East Adams Street, Springfield, Illinois, on Friday, May 14, 1999, at 9:00 a.m., Central Daylight Savings Time, for the following purposes:

  1. To elect nine (9) Directors to hold office until the next Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified;

  2. To ratify the appointment of KPMG LLP, independent certified public accountants, as the Company's auditors for the year ending December 31, 1999; and

  3. To consider and take action with respect to such other matters as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

   The Board of Directors has fixed the close of business on March 22, 1999 as the record date for the determination of Shareholders entitled to notice of, and to vote at, the Annual Meeting.

   All Shareholders are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, the Board of Directors urges you to complete, date, sign and return the enclosed proxy card as soon as possible in the enclosed business reply envelope, which requires no postage if mailed in the United States. You may revoke your voted proxy at any time prior to its exercise provided that you comply with the procedures set forth in the Proxy Statement to which this Notice of Annual Meeting of Shareholders is attached. If you attend the Annual Meeting, you may vote in person if you wish.

                                       By order of the
                                       Board of Directors,


                                       Ann M. Caparros
                                       Corporate Secretary

Springfield, Illinois
March 31, 1999

IMPORTANT: PLEASE MAIL YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. THE
           MEETING DATE IS MAY 14, 1999.

                       HORACE MANN EDUCATORS CORPORATION

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                    FOR THE ANNUAL MEETING OF SHAREHOLDERS

                                 MAY 14, 1999

The undersigned Shareholder of Horace Mann Educators Corporation (the "Company") hereby appoints Paul J. Kardos and Ralph S. Saul, or any of them, with full power of substitution, proxies to vote at the Annual Meeting of Shareholders of the Company (the "Meeting"), to be held on May 14, 1999, at 9:00 a.m. at the Renaissance Springfield Hotel, 701 East Adams Street, Springfield, Illinois, and at any adjournment thereof and to vote all shares of Common Stock of the Company held or owned by the Undersigned as directed on the reverse side and in their discretion upon such other matters as may come before the Meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. IF NO INSTRUCTION TO THE CONTRARY IS INDICATED OR IF NO INSTRUCTION IS GIVEN AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES ON PROPOSAL 3.

                         (TO BE SIGNED ON OTHER SIDE.)

                Please Detach and Mail in the Envelope Provided

--------------------------------------------------------------------------------

[X] Please mark your votes as in this example.

                                                 FOR     WITHHELD
1. Election of Directors                         [_]       [_]

     Nominees:  William W. Abbott
                Emita B. Hill
                Paul J. Kardos
                Donald E. Kiernan
                Jeffrey L. Morby
                Shaun F. O'Malley
                Charles A. Parker
                Ralph S. Saul
                William J. Schoen

   For, except vote withheld from the following nominees(s):

   ---------------------------------------------------------

                                                 FOR     AGAINST     ABSTAIN
2. To ratify the appointment of KPMG LLP,
   independent certified public accountants,
   as the Company's auditors for the year
   ending December 31, 1999; and                 [_]       [_]         [_]

3. To consider and take action with respect to such other matters as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE PROVIDED TO AMERICAN STOCK TRANSFER & TRUST COMPANY, 40 WALL STREET, 45TH FLOOR, NEW YORK, N.Y. 10005.


SIGNATURE(S)                                            DATE             , 1999
            -------------------------------------           -------------

NOTE: Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                                PROXY STATEMENT

                       HORACE MANN EDUCATORS CORPORATION

                        Annual Meeting of Shareholders

                                 May 14, 1999

                              GENERAL INFORMATION

   This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Horace Mann Educators Corporation (the "Company") of proxies from holders of the Company's common stock, par value $.001 per share (the "Common Stock"). The proxies will be voted at the Annual Meeting of Shareholders to be held on Friday, May 14, 1999, at 9:00 a.m., Central Daylight Savings Time, at the Renaissance Springfield Hotel, 701 East Adams Street, Springfield, Illinois, and through any adjournment or adjournments thereof (the "Annual Meeting").

   The mailing address of the Company is 1 Horace Mann Plaza, Springfield, Illinois 62715-0001 (telephone number (217) 789-2500). The Proxy Statement and the accompanying proxy card are being first transmitted to Shareholders of the Company on or about April 2, 1999.

   The Board has fixed the close of business on March 22, 1999 as the record date (the "Record Date") for determining the Shareholders of the Company entitled to receive notice of, and to vote at, the Annual Meeting. At the close of business on the Record Date, an aggregate of 41,565,344 shares of Common Stock were issued and outstanding, each share entitling the holder thereof to one vote on each matter to be voted upon at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of such outstanding shares is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Proxies will be solicited by mail. The Company also intends to make, through bankers, brokers or other persons, a solicitation of beneficial owners of Common Stock.

   At the Annual Meeting, Shareholders of the Company will be asked (i) to elect nine (9) Directors to hold office until the next Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified and (ii) to ratify the appointment of KPMG LLP, independent certified public accountants, as the Company's auditors for the year ending December 31, 1999.

   Shareholders may also be asked to consider and take action with respect to such other matters as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

   Copies of the Company's Annual Report to Shareholders and its Annual Report on Form 10-K for the year ended December 31, 1998 were mailed to known Shareholders on or about April 2, 1999.

                          SOLICITATION AND REVOCATION

   PROXIES IN THE FORM ENCLOSED ARE SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. THE PERSONS NAMED IN THE FORM OF PROXY HAVE BEEN DESIGNATED AS PROXIES BY THE BOARD OF DIRECTORS. SUCH PERSONS ARE DIRECTORS OF THE COMPANY.

   Shares of Common Stock represented at the Annual Meeting by a properly executed and returned proxy will be voted at the Annual Meeting in accordance with the instructions noted thereon, or if no instructions are noted, the proxy will be voted in favor of the proposals set forth in the Notice of Annual Meeting. A submitted proxy is revocable by a Shareholder at any time prior to it being voted provided that such Shareholder gives oral or written notice to the Corporate Secretary at or prior to the Annual Meeting that such Shareholder intends to vote in person or by submitting a subsequently dated proxy. Attendance at the Annual Meeting by a Shareholder who has given a proxy shall not in and of itself constitute a revocation of such proxy.

   Proxies will be solicited initially by mail. Further solicitation may be made by officers and other employees of the Company personally, by phone or otherwise, but such persons will not be specifically compensated for such services. Banks, brokers, nominees and other custodians and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses in forwarding soliciting material to their principals, the beneficial owners of Common Stock of the Company. The costs of soliciting proxies will be borne by the Company. It is estimated these costs will be nominal.

Shareholder Approval

   Shareholders are entitled to one vote per share on all matters submitted for consideration at the Annual Meeting. The affirmative vote of a plurality of the shares of Common Stock represented in person or by proxy at the Annual Meeting is required for the election of Directors. The affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting is required for the ratification of KPMG LLP as the Company's auditors for 1999.

   Abstentions may not be specified with regard to the election of Directors. However, abstentions may be specified on the proposal for the ratification of KPMG LLP as the Company's auditors for 1999. Such abstentions will be counted as present for purposes of approving the ratification of KPMG LLP as the Company's auditors for 1999 and such abstentions will have the effect of a negative vote.

   Please note that under the rules of the New York Stock Exchange, Inc., brokers who hold shares in street name for customers have the authority to vote on certain items when they have not received instructions from beneficial owners.

Absence of Dissenters' or Appraisal Rights

   Under Section 262 of the Delaware General Corporation Law, Shareholders of the Company have the right to dissent from certain actions. In such cases, dissenting Shareholders are entitled to have their shares appraised and to be paid an amount equal to the fair value of their shares, provided that certain procedures perfecting their rights are followed. In the opinion of counsel, the proposals described in this Proxy Statement do not entitle a Shareholder to exercise any such dissenters' or appraisal rights. Accordingly, Shareholders who do not approve of any of the proposals contained in this Proxy Statement will not be entitled to exercise any dissenters' or appraisal rights.

Other Matters

   Other than the matters set forth above, the Board knows of no matters to be brought before the Annual Meeting. However, should any other matters properly come before the meeting, the persons named in the accompanying Form of Proxy will vote or refrain from voting thereon in their discretion.

                                PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

   The By-Laws of the Company provide for the Company to have not less than five nor more than fifteen Directors. The following nine persons currently are serving as Directors of the Company: William W. Abbott, Emita B. Hill, Paul J. Kardos, Donald E. Kiernan, Jeffrey L. Morby, Shaun F. O'Malley, Charles A. Parker, Ralph S. Saul and William J. Schoen. The terms of the current Directors expire at the Annual Meeting.

   The proxies solicited by and on behalf of the Board of Directors will be voted "FOR" the election of Mr. Abbott, Ms. Hill, Mr. Kardos, Mr. Kiernan, Mr. Morby, Mr. O'Malley, Mr. Parker, Mr. Saul and Mr. Schoen (the "Board Nominees") unless such authority is withheld as provided in the proxy. The Company has no reason to believe that any of the foregoing Board Nominees is not available to serve or will not serve if elected, although in the unexpected event that any such Board Nominees should become unavailable to serve as a Director, full discretion is reserved to the persons named as proxies to vote for such other persons as may be nominated. Each Director will serve until the next Annual Meeting of Shareholders and until his or her respective successor is duly elected and qualified.

Nominees

   The following information, as of March 22, 1999, is provided with respect to each Board Nominee:

William W. Abbott, 67......  Mr. Abbott has been a Director of the Company
Chairman of the              since September 1996. He is currently self-
Compensation Committee;      employed as a business consultant. In 1989, Mr.
Member of the Organization   Abbott retired from 35 years of service at
Committee and Audit          Procter & Gamble, as a Senior Vice President in
Committee of the Board       charge of worldwide sales and other operations.
                             He served as a member of the Board of Directors of Armstrong World Industries from 1982 to 1994.
                             He currently serves as a member of the Boards of Directors of Fifth Third Bank of Naples, Florida and Acorn Products, Inc., a member of the Advisory Boards of Deloitte & Touche LLP and
                             Manco, a member of the Board of Overseers of the Duke Cancer Center, an Executive in Residence at
                             Appalachian State University and an Executive
                             Professor at Florida Gulf Coast University.

Emita B. Hill, 63..........  Dr. Hill has been a Director of the Company since
Member of the Compensation   September 1996. She is the Chancellor of Indiana
Committee, Organization      University Kokomo, a position she has held for
Committee and Audit          more than five years. She currently serves as a
Committee of the Board       member of the Boards of Directors of the Kokomo
                             Branch of Key Bank, The Kokomo Symphonic Society,
                             Inc. and The Community Foundation of Howard
                             County and as a member of the Board of Trustees of the Children's Museum in Indianapolis.

Paul J. Kardos, 62.........  Mr. Kardos was elected Chairman of the Board in
Chairman of the Board,       May 1998 and was named President and CEO in 1979.
President and Chief          He has been a Director of the Company since 1979.
Executive Officer;           Mr. Kardos has been with the Company for 24 years
Chairman of the Executive    and has 37 years of experience in the insurance
Committee; Member of the     industry.
Organization Committee and
Investment & Finance
Committee of the Board

Donald E. Kiernan, 58......  Mr. Kiernan has been a Director of the Company
Member of the Compensation   since February 1998. He is currently the Senior
Committee, Investment &      Vice President, Treasurer and Chief Financial
Finance Committee and        Officer of SBC Communications Inc., a position he
Audit Committee of the       has held since July 1993. He currently serves as
Board                        a member of the Boards of Directors of Pacific
                             Telesis Group, Pacific Bell, Southwestern Bell
                             Telephone Company, Telefonos de Mexico, S.A., de
                             C.V. (Telmex), BioNumerik Pharmaceuticals, Inc.
                             and St. Mary's University Business School.

Jeffrey L. Morby, 61.......  Mr. Morby has been a Director of the Company
Member of the Executive      since September 1996. He is currently self-
Committee, Compensation      employed as a business consultant and investor.
Committee, Investment &      Mr. Morby serves as a Director and Chairman of
Finance Committee and        AMARNA Corporation, a general partner of AMARNA
Audit Committee of the       Partners and a Director of ICMA Retirement
Board                        Corporation. Mr. Morby retired on June 30, 1996
                             as Vice Chairman of Mellon Bank Corporation and
                             Mellon Bank, N.A., positions he had held for more than five years. As Vice Chairman of Mellon Bank, he served on the Boards of Directors of numerous entities affiliated with Mellon Bank. In addition, Mr. Morby serves on the Boards of Directors of Duquesne University, Pittsburgh
                             Cultural Trust, Pittsburgh Historical Society,
                             Pittsburgh City Theater Company, International
                             Advisors of the City of Wuhan, China and International Council of the World Wildlife Fund.
                             Mr. Morby also serves as Chairman of Alung
                             Technologies, Inc. and China Center of the
                             Greater Pittsburgh Metropolitan Area.

Shaun F. O'Malley, 63......  Mr. O'Malley has been a Director of the Company
Chairman of the Audit        since September 1996. He is currently the
Committee; Member of the     Chairman Emeritus of Price Waterhouse LLP, a
Organization Committee and   title he has held since July 1995. Prior to that,
Investment & Finance         he served as Chairman and Senior Partner of
Committee of the Board       PricewaterhouseCoopers LLP. He currently serves
                             as a member of the Boards of Directors of the Finance Company of Pennsylvania, Regulus Group,
                             LLC, Coty, Inc., Vlasic Foods International,
                             Ethics Resource Center and The Philadelphia
                             Contributionship, and as a member of the Boards of Overseers of The Wharton School and The Curtis
                             Institute of Music.

Charles A. Parker, 64......  Mr. Parker has been a Director of the Company
Member of the Executive      since September 1997. He retired in 1995 after 17
Committee, Organization      years of service at The Continental Corporation,
Committee and Investment &   including service as Executive Vice President,
Finance Committee of the     Chief Investment Officer and Director. He
Board                        currently serves as a member of the Boards of
                             Directors of T.C.W. Convertible Fund and
                             Underwriters Re Group and is a member of the Business Advisory Council of the University of
                             Colorado School of Business.

Ralph S. Saul, 76..........  Mr. Saul has been a Director of the Company since
Lead Outside Director;       June 1995. He currently serves as a Director of
Chairman of the              American Buildings Company, Commonwealth
Organization Committee;      Ventures, The Brookings Institution and the
Member of the Executive      Committee for Economic Development. During his
Committee and Investment &   career, in addition to the aforementioned
Finance Committee of the     positions, he has served as Director of the
Board                        Division of Trading and Markets of the United
                             States Securities and Exchange Commission,
                             President of the American Stock Exchange, Chief
                             Executive Officer of INA Corporation, and Co-
                             Chief Executive Officer and Chairman of the Board of CIGNA Corporation.

William J. Schoen, 63......  Mr. Schoen has been a Director of the Company
Chairman of the Investment   since September 1996. He is currently the
& Finance Committee;         Chairman of the Board and Chief Executive Officer
Member of the Compensation   of Health Management Associates, Inc., positions
Committee, Organization      he has held for more than five years. He serves
Committee and Audit          on the Board of Directors of Health Management
Committee of the Board       Associates and many of its subsidiaries.

Executive Officers

   Set forth below is certain information, as of March 22, 1999, with respect to the executive officers of the Company and its subsidiaries who are not Directors of the Company (Paul J. Kardos, Chairman of the Board, President and Chief Executive Officer, is discussed above):

Larry K. Becker, 50........  Mr. Becker was named Executive Vice President in
Executive Vice President     February 1992 and Chief Financial Officer ("CFO")
and Chief Financial          in January 1986. Mr. Becker serves on the Board
Officer                      of Directors of Security Bank in Springfield,
                             Illinois. Mr. Becker has been with the Company for 28 years.

Edward L. Najim, 55........  Mr. Najim was named Executive Vice President in
Executive Vice President     February 1992 and had responsibility for
                             marketing operations since September 1989. Mr.
                             Najim retired on January 29, 1999.

George J. Zock, 48.........  Mr. Zock was named Executive Vice President in
Executive Vice President     September 1997. Mr. Zock is responsible for
                             insurance operations. He also served as Senior
                             Vice President from February 1992 to September
                             1997 and Treasurer from September 1989 to April
                             1997. Mr. Zock has been with the Company for 25 years.

Roger W. Fisher, 46........  Mr. Fisher was named Senior Vice President in
Senior Vice President        June 1998. He previously served as Vice President
                             and Controller from February 1990 to May 1998.
                             Mr. Fisher has 21 years of experience in the insurance industry, including 10 years of experience in public accounting with Coopers &
                             Lybrand specializing in its insurance industry practice.

Ann M. Caparros, 46........  Ms. Caparros joined the Company in March 1994 as
Vice President, General      Vice President, General Counsel and Corporate
Counsel and Corporate        Secretary. Ms. Caparros has 21 years of
Secretary                    experience in the insurance industry.

Bret A. Conklin, 35........  Mr. Conklin joined the Company in July 1998 as
Vice President and           Vice President and Controller. Mr. Conklin has 13
Controller                   years of experience in the insurance industry,
                             including being associated with Pekin Insurance from September 1992 through June 1998 and serving as its Vice President and Controller and 7 years of public accounting experience with KPMG Peat
                             Marwick specializing in its insurance industry practice.

J. Michael Henderson, 57...  Mr. Henderson joined the Company in September
Vice President and           1997 as Vice President and Treasurer. From March
Treasurer                    1985 through September 1997, Mr. Henderson was
                             associated with Bear Stearns and served as a Managing Director.

Special Advisory Board

   The Company maintains a special advisory board composed of leaders of education associations. The Company meets with the special advisory board on a regular basis. The educators and education association leaders serving on the special advisory board receive a fee of $200 plus expenses for each special advisory board meeting attended. The special advisory board met two times in 1998.

Board of Directors

   There were nine members on the Company's Board of Directors as of January 1, 1999. The Board met seven times during 1998. No Director of the Company attended fewer than seventy-five percent of the meetings held during the period of 1998 for which he or she has been a Director, nor did any Director attend fewer than seventy-five percent of the meetings of committees to which he or she was appointed held during the period of 1998 for which he or she has been a Director.

   The standing committees of the Board consist of the Executive Committee, the Compensation Committee, the Organization Committee, the Investment & Finance Committee and the Audit Committee. Each standing committee has a charter which defines its role and power.

   The Executive Committee exercises certain powers of the Board during intervals between meetings of the Board. The current members of the Committee are Mr. Kardos (Chairman), Mr. Morby, Mr. Parker and Mr. Saul. The Executive Committee did not meet during 1998.

   The Compensation Committee reviews, approves and recommends the compensation of officers and Directors of the Company. The current members of the Committee are Mr. Abbott (Chairman), Ms. Hill, Mr. Kiernan, Mr. Morby and Mr. Schoen. The Compensation Committee met four times during 1998.

   The Organization Committee oversees planning relating to the senior management of the Company and Chief Executive Officer succession issues and also recommends nominees to the Board of Directors. The Organization Committee will consider nominees recommended by Shareholders. Nominations may be submitted in writing to Ann M. Caparros, Corporate Secretary. Current members of the Committee are Mr. Saul (Chairman), Mr. Abbott, Ms. Hill, Mr. Kardos, Mr. O'Malley, Mr. Parker and Mr. Schoen. The Organization Committee met two times during 1998.

   The Investment & Finance Committee approves investment strategies and monitors the performance of investments made on behalf of the Company and its subsidiaries and oversees issues and decisions relating to the Company's capital structure. Current members of the Committee are Mr. Schoen (Chairman), Mr. Kardos, Mr. Kiernan, Mr. Morby, Mr. O'Malley, Mr. Parker and Mr. Saul. The Committee met four times during 1998.

   The Audit Committee oversees the financial reporting and internal operating controls of the Company. It meets with both management and the Company's independent public accountants. The current members of the Committee are Mr. O'Malley (Chairman), Mr. Abbott, Ms. Hill, Mr. Kiernan, Mr. Morby and Mr. Schoen. The Committee met four times during 1998.

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

   The following tables set forth certain information regarding the Company's Common Stock owned on March 22, 1999 by each person who is known by the Company to own beneficially more than five percent (5%) of the Company's Common Stock, and by each of the Company's Directors, Board Nominees, the Company's CEO and the other four highest compensated executive officers (collectively the "Named Executive Officers"), and by all Directors, Board Nominees and executive officers of the Company as a group. Except as otherwise indicated, to the Company's knowledge, all shares are beneficially owned, and investment and voting power is held solely by the persons named as owners.

Security Ownership of Certain Beneficial Owners and Management

Security Ownership of Directors, Board Nominees and Executive Officers

                                                      Amount of  Percent
 Title of                                             Beneficial   of
 Class                   Beneficial Owner             Ownership   Class
 --------                ----------------             ---------- -------
 Security Ownership of Five Percent Beneficial Owners
              Chieftain Capital Management, Inc.
 Common Stock (1)..................................   4,781,229    11%
 Common Stock Merrill Lynch & Co., Inc. (2)........   3,483,000     8%
 Security Ownership of Directors, Board of Nominees and
  Executive Officers
 Common Stock William W. Abbott (3)................      13,587     *
 Common Stock Emita B. Hill (4)....................       6,466     *
 Common Stock Paul J. Kardos (5)...................   1,516,856     4%
 Common Stock Donald E. Kiernan (6)................       5,149     *
 Common Stock Jeffrey L. Morby (7).................       7,660     *
 Common Stock Shaun F. O'Malley (8)................       7,043     *
 Common Stock Charles A. Parker (9)................       4,011     *
 Common Stock Ralph S. Saul (10)...................      21,798     *
 Common Stock William J. Schoen (11)...............     162,567     *
 Common Stock Larry K. Becker (12).................     465,173     1%
 Common Stock George J. Zock (13)..................     149,074     *
 Common Stock Roger W. Fisher (14).................       4,513     *
 Common Stock J. Michael Henderson (15)............      11,738     *
 Common Stock All Directors, Board Nominees and
              Executive
              Officers as a group (15 persons) (3),
              (4), (5), (6), (7),
              (8), (9), (10), (11), (12), (13),
              (14), (15), (16).....................   2,393,438     6%

--------
   * Less than one percent.
 (1) The address of Chieftain Capital Management, Inc. ("Chieftain") is 12 East 49th Street, New York, New York 10017. Chieftain has investment discretion with respect to certain securities of the Company. Chieftain's clients are the direct owners of such securities, and Chieftain does not have any economic interest in such securities. Such clients have the sole right to receive dividends from and the proceeds from the sale of, such securities. No such client has an interest that relates to more than 5% of the class. The foregoing is based on Amendment No. 4 to Schedule 13G filed by Chieftan in February 1999.
 (2) The beneficial owners consist of Merrill Lynch & Co., Inc. ("ML&Co.") on behalf of Merrill Lynch Asset Management Group ("AMG") and Merrill Lynch Capital Fund, Inc. ML&Co. has a principal place of business at World Financial Center, North Tower, 250 Vesey Street, New York, New York 10381. Merrill Lynch Capital Fund, Inc. has a principal place of business at 800 Scudders Mill Road, Plainsboro, New Jersey 08536. ML&Co. is a parent holding company. AMG is an operating division of ML&Co. consisting of ML&Co.'s indirectly owned asset management subsidiaries. Merrill Lynch Asset Management, L.P. ("MLAM") is an asset management subsidiary which holds shares of Common Stock. MLAM is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and acts as an investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The investment advisers that comprise AMG exercise voting and investment powers over portfolio securities independently from other direct and indirect subsidiaries. The foregoing is based on Amendment No. 2 to Schedule 13G filed by ML&Co. (on behalf of AMG) in February 1999.
 (3) Includes 6,709.163 Common Stock Equivalent Units pursuant to the Director Stock Plan. Also includes options to purchase 1,100 shares of Common Stock which are currently exercisable pursuant to the Option Plan, 1,778 shares which are owned by a trust as to which Mr. Abbott is a trustee and 600 shares held by Mr. Abbott's spouse as to which Mr. Abbott has shared voting and dispositive power.
 (4) Includes 5,365.994 Common Stock Equivalent Units pursuant to the Director Stock Plan. Also includes options to purchase 1,100 shares of Common Stock which are currently exercisable pursuant to the Option Plan.
 (5) Includes options to purchase 527,600 shares of Common Stock which are currently exercisable pursuant to the Option Plan. Does not include options to purchase 52,800 shares granted pursuant to the Option Plan, 13,125 of which will vest on April 28, 1999, 6,975 of which will vest on February 23, 2000, 13,125 of which will vest on April 28, 2000, 6,975 of which will vest on February 23, 2001, 5,625 of which will vest on April 28, 2001 and 6,975 of which will vest on February 23, 2002. Also includes 969,592 shares owned by a trust as to which Mr. Kardos is a trustee. Also includes 13,324 shares owned by Mr. Kardos' children and 6,340 shares owned by trusts as to which Mr. Kardos' children are trustees; with regard to these shares as to which Mr. Kardos' children are beneficial owners, Mr. Kardos shares voting and dispositive power with his children.
 (6) Includes 2,249.374 Common Stock Equivalent Units pursuant to the Director Stock Plan. Also includes options to purchase 1,100 shares of Common Stock which are currently exercisable pursuant to the Option Plan.
 (7) Includes 6,559.511 Common Stock Equivalent Units pursuant to the Director Stock Plan. Also includes options to purchase 1,100 shares of Common Stock which are currently exercisable pursuant to the Option Plan.
 (8) Includes 5,543.250 Common Stock Equivalent Units pursuant to the Director Stock Plan. Also includes options to purchase 1,100 shares of Common Stock which are currently exercisable pursuant to the Option Plan.
 (9) Includes 2,910.533 Common Stock Equivalent Units pursuant to the Director Stock Plan. Also includes options to purchase 1,100 shares of Common Stock which are currently exercisable pursuant to the Option Plan.
(10) Includes 14,698.415 Common Stock Equivalent Units pursuant to the Director Stock Plan. Also includes options to purchase 1,100 shares of Common Stock which are currently exercisable pursuant to the Option Plan and 4,000 shares which are owned by a trust as to which Mr. Saul is a trustee.
(11) Includes 7,266.728 Common Stock Equivalent Units pursuant to the Director Stock Plan. Also includes options to purchase 1,100 shares of Common Stock which are currently exercisable pursuant to the Option Plan and 154,200 shares which are owned by trusts as to which Mr. Schoen is a trustee.
(12) Includes options to purchase 161,875 shares of Common Stock which are currently exercisable pursuant to the Option Plan. Does not include options to purchase 20,625 shares granted pursuant to the Option Plan, 5,625 of which will vest on April 28, 1999, 2,500 of which will vest on February 23, 2000, 5,625 of which will vest on April 28, 2000, 2,500 of which will vest on February 23, 2001, 1,875 of which will vest on April 28, 2001 and 2,500 of which will vest on February 23, 2002. Also includes 140,000 shares owned by trusts as to which Mr. Becker is a trustee.
(13) Includes options to purchase 13,800 shares of Common Stock which are currently exercisable pursuant to the Option Plan. Does not include options to purchase 26,400 shares granted pursuant to the Option Plan, 7,500 of which will vest on April 28, 1999, 2,550 of which will vest on February 23, 2000, 7,500 of which will vest on April 28, 2000, 2,550 of which will vest on February 23, 2001, 3,750 of which will vest on April 28, 2001 and 2,550 of which will vest on February 23, 2002. Also includes 200 shares owned by Mr. Zock's child under the Uniform Gift to Minors Act for which Mr. Zock is the custodian and 67,538 shares held by his wife, as to which Mr. Zock shares voting and dispositive power.
(14) Consists entirely of options to purchase 4,512.5 shares of Common Stock which are currently exercisable pursuant to the Option Plan. Does not include options to purchase 8,537.5 shares granted pursuant to the Option Plan, 2,000 of which will vest on April 28, 1999, 1,262.5 of which will vest on February 23, 2000,

    2,000 of which will vest on April 28, 2000, 1,262.5 of which will vest on February 23, 2001, 750 of which will vest on April 28, 2001 and 1,262.5 of which will vest on February 23, 2002.
(15) Consists entirely of options to purchase 11,737.5 shares of Common Stock which are currently exercisable pursuant to the Option Plan. Does not include options to purchase 15,212.5 shares granted pursuant to the Option Plan, 250 of which will vest on April 28, 1999, 5,000 of which will vest on September 10, 1999, 1,487.5 of which will vest on February 23, 2000, 250 of which will vest on April 28, 2000, 5,000 of which will vest on September 10, 2000, 1,487.5 of which will vest on February 23, 2001, 250 of which will vest on April 28, 2001 and 1,487.5 of which will vest on February 23, 2002.
(16) Includes options for the group of Directors and executive officers to purchase 745,862.5 shares of Common Stock which are currently exercisable pursuant to the Option Plan. Does not include options to purchase 140,187.5 shares which vest in the future. The grant dates and vesting schedules vary; however, each award expires ten (10) years from the date of grant. Also includes 51,302.968 Common Stock Equivalent Units pursuant to the Director Stock Plan and 173.798 Common Stock Equivalent Units pursuant to the Deferred Compensation Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

   The Company has established procedures by which executive officers and Directors provide relevant information regarding transactions in Company stock to a Company representative and the Company prepares and files the required ownership reports. Based on a review of those reports and other written representations, the Company believes that, with the following exceptions, there was full compliance with the reporting requirements under Section 16(a). In 1998, Mr. Conklin purchased 33 shares through the Company's Employee Monthly Stock Investment Plan (payroll deduction) and invests in the Horace Mann Educators Corporation Common Stock Fund in the Company's qualified 401(k) plan which were reported but not on a timely basis.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

   The following Summary Compensation Table sets forth all reportable compensation awarded to, earned by or paid to the Company's Chief Executive Officer, four most highly compensated executive officers and one executive officer who is retired for services rendered in the capacities described above.

                                        Annual         Long Term
                                     Compensation    Compensation
                                    --------------- ---------------
                                                    Awards  Payouts
                                                    ------- -------
                                                             LTIP    All Other
                                    Salary   Bonus  Options Payouts Compensation
 Name and Principal Position   Year   ($)   ($)(2)  (#)(3)  ($)(4)     ($)(5)
 ---------------------------   ---- ------- ------- ------- ------- ------------
 Paul J. Kardos..............  1998 410,004 400,000 50,400  383,887    17,134(6)
  Chairman of the Board,       1997 414,169 400,000 30,000  677,484    16,998(6)
  President & Chief Executive
   Officer                     1996 400,008 400,000      0        0    15,078(6)

 Larry K. Becker.............  1998 220,008  31,714 17,500  171,661    16,246(7)
  Executive Vice President &   1997 206,672 153,041 15,000  284,587    16,154(7)
  Chief Financial Officer      1996 197,504 121,465      0        0    14,718(7)

 Edward L. Najim.............  1998 220,008  60,865  7,500  171,661    16,636(8)
  Executive Vice President--   1997 206,672 158,027 15,000  284,587    16,586(8)
  Marketing                    1996 197,504 112,182      0        0    14,866(8)

 George J. Zock..............  1998 225,000  69,863 25,200  175,556    16,510(9)
  Executive Vice President--   1997 181,836 122,303 15,000  250,388    16,377(9)
  Insurance Operations         1996 156,668 107,337      0        0    14,677(9)

 Roger W. Fisher.............  1998 148,173  44,391  8,050   57,806    14,750(10)
  Senior Vice President,       1997 133,339  65,171  5,000   64,263    14,607(10)
  Financial Information &
   Control                     1996 126,340  53,471      0        0    13,007(10)

 J. Michael Henderson(1).....  1998 150,000  57,186  6,950   58,519    12,396(11)
  Vice President & Treasurer   1997  49,423  19,127 20,000   17,014     4,041(11)

--------
(1) Mr. Henderson was hired on September 2, 1997.
(2) The Annual Compensation Bonus amounts are paid pursuant to the Horace Mann Educators Corporation Short-Term Incentive Plan.
(3) The Options are awarded pursuant to the Horace Mann Educators Corporation 1991 Stock Incentive Plan. The number of options shown for 1998, reflects an award made in 1998 and an award made in 1999 based on 1998 performance as discussed in the Report on Executive Compensation of the Compensation Committee of the Board of Directors.
(4) The Long Term Compensation Payout amounts are paid pursuant to the Horace Mann Educators Corporation Long Term Incentive Plan. The Long Term Incentive Plan numbers shown for 1997 reflect 2 separate Long Term Incentive Plan payments reportable in that year.
(5) Includes Company contributions to the Horace Mann Supplemental Retirement and Savings ("401(k)") Plan and to the Horace Mann Money Purchase Pension ("MPP") Plan (both defined contribution plans) and Company contributions attributable to group term life insurance premiums.
(6) For Mr. Kardos, $4,800 was contributed to the 401(k) Plan in 1998, $4,750 in 1997, and $3,750 in 1996. In addition, $11,200 was contributed to the MPP Plan on behalf of Mr. Kardos in 1998, $11,200 in 1997, and $10,500 in 1996. In 1998, $1,134 was attributed to group term life insurance premiums, $1,048 in 1997, and $828 in 1996.

(7) For Mr. Becker, $4,800 was contributed to the 401(k) Plan in 1998, $4,750 in 1997, and $3,750 in 1996. In addition, $11,200 was contributed to the MPP Plan on behalf of Mr. Becker in 1998, $11,200 in 1997, and $10,500 in 1996. In 1998, $246 was attributed to group term life insurance premiums, $204 in 1997, and $468 in 1996.
(8) For Mr. Najim, $4,800 was contributed to the 401(k) Plan in 1998, $4,750 in 1997, and $3,750 in 1996. In addition, $11,200 was contributed to the MPP Plan on behalf of Mr. Najim in 1998, $11,200 in 1997, and $10,500 in 1996. In 1998, $636 was attributed to group term life insurance premiums, $636 in 1997, and $616 in 1996.
(9) For Mr. Zock, $4,800 was contributed to the 401(k) Plan in 1998, $4,750 in 1997, and $3,750 in 1996. In addition, $11,200 was contributed to the MPP Plan on behalf of Mr. Zock in 1998, $11,200 in 1997, and $10,500 in 1996.
    In 1998, $510 was attributed to group term life insurance premiums, $427 in 1997, and $427 in 1996.
(10) For Mr. Fisher, $4,800 was contributed to the 401(k) Plan in 1998, $4,750 in 1997, and $3,750 in 1996. In addition, $9,600 was contributed to the MPP Plan on behalf of Mr. Fisher in 1998, $9,600 in 1997 and $9,000 in 1996. In 1998, $350 was contributed to group term life insurance premiums, $257 in 1997, and $257 in 1996.
(11) For Mr. Henderson, $3,027 was contributed to the 401(k) Plan in 1998 and $1,009, in 1997. In addition, $9,307 was contributed to the MPP Plan on behalf of Mr. Henderson in 1998, and $3,012 in 1997. In 1998, $62 was attributed to group term life premiums and $20 in 1997.

OPTION GRANTS IN LAST FISCAL YEAR

                                                                   Potential
                                                               Realizable Value
                                                               at Assumed Annual
                                                                Rates of Stock
                                                                     Price        Grant
                                                               Appreciation for   Date
                     Individual Grants(1)                       Option Term (2)   Value
-------------------------------------------------------------- ----------------- -------
                                  Options
                                  Granted
                                    to                                            Grant
                                 Employees Exercise                               Date
                         Options in Fiscal or Base                               Present
                         Granted Year % of  Price   Expiration                    Value
Name                       (#)     Total    ($/Sh)     Date     5%($)   10%($)   ($)(3)
----                     ------- --------- -------- ---------- ------- --------- -------
Paul J. Kardos.......... 27,900    14.0     23.31    02/23/09        *         * 245,799
                         22,500    10.0     33.87    04/28/08  479,250 1,215,000       *
Larry K. Becker......... 10,000     5.0     23.31    02/23/09        *         *  88,100
                          7,500     3.3     33.87    04/28/08  159,750   405,000       *
Edward L. Najim.........      0     0.0     00.00    00/00/00        *         *       0
                          7,500     3.3     33.87    04/28/08  159,750   405,000       *
George J. Zock.......... 10,200     5.0     23.31    02/23/09        *         *  89,862
                         15,000     6.7     33.87    04/28/08  319,500   810,000       *
Roger W. Fisher.........  5,050     2.5     23.31    02/23/09        *         *  44,490
                          3,000     1.3     33.87    04/28/08   63,900   162,000       *
J. Michael Henderson....  5,950     3.0     23.31    02/23/09        *         *  52,420
                          1,000     0.4     33.87    04/28/08   21,300    54,000       *

--------
*  Not applicable.
(1) For the grant of options shown, one-quarter vested on the date of grant, with an additional one-quarter vesting on each of the next three anniversaries of the date of grant.
(2) The actual value, if any, an executive may realize will depend on the future performance of Common Stock and the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the values reflected in the above table. These amounts represent the potential realizable value at an assumed annual rate of stock price appreciation for the term of the option and may not be realized by the executive.
(3) The award in 1999 is based on 1998 performance as discussed in the Report on Executive Compensation of the Compensation Committee of the Board of Directors. The Bloomberg standard option valuation model for American options was used to calculate the present value of the option on the grant date. The valuation assumed an expected volatility rate of 35%, a risk-free rate of return of 5.1%, a dividend yield of 1.7% and a delay in exercise based on vesting. There were no adjustments made for non-transferability or risk of forfeiture.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

                               Number of Securities      Value of Unexercised
                              Underlying Unexercised    In-the-Money Options at
                               Options at FY-END (#)          FY-END ($)
Name                         Exercisable/Unexercisable Exercisable/Unexercisable
----                         ------------------------- -------------------------
Paul J. Kardos..............     520,625 / 31,875         9,841,200 / 91,200
Larry K. Becker.............     159,375 / 13,125         2,970,600 / 45,600
Edward L. Najim.............       9,375 / 13,125            45,600 / 45,600
George J. Zock..............      11,250 / 18,750            45,600 / 45,600
Roger W. Fisher.............       3,250 /  4,750            15,200 / 15,200
J. Michael Henderson........      10,250 / 10,750            10,400 / 10,400

LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                                                           Estimated Future Payouts
                                                            Under Non-Stock Price-
                                                                Based Plans(1)
                                                           ------------------------
                               Performance or Other        Threshold Target Maximum
Name                     Period Until Maturation or Payout    (%)     (%)     (%)
----                     --------------------------------- --------- ------ -------
Paul J. Kardos..........             1996-1999               15.00   60.00  120.00
                                     1997-2000               15.00   60.00  120.00
                                     1998-2001               15.00   60.00  120.00
                                     1999-2002               15.00   60.00  120.00
Larry K. Becker.........             1996-1999               12.50   50.00  100.00
                                     1997-2000               12.50   50.00  100.00
                                     1998-2001               12.50   50.00  100.00
                                     1999-2002               12.50   50.00  100.00
George J. Zock..........             1996-1999               12.50   50.00  100.00
                                     1997-2000               12.50   50.00  100.00
                                     1998-2001               12.50   50.00  100.00
                                     1999-2002               12.50   50.00  100.00
Roger W. Fisher.........             1996-1999                6.25   25.00   50.00
                                     1997-2000                6.25   25.00   50.00
                                     1998-2001                6.25   25.00   50.00
                                     1999-2002                6.25   25.00   50.00
J. Michael Henderson....             1996-1999                6.25   25.00   50.00
                                     1997-2000                6.25   25.00   50.00
                                     1998-2001                6.25   25.00   50.00
                                     1999-2002                6.25   25.00   50.00

--------
(1) The Threshold, Target and Maximum numbers are the percentage of the individual's base salary at the final date of the applicable performance period.

PENSION AND EXCESS PENSION PLANS
   The following pension table illustrates the total benefits available without considering social security offsets.

                           Years of Covered Service

   Covered Remuneration ($)      15        20        25        30        35
   ------------------------    -------   -------   -------   -------   -------
       125,000                  37,500    50,000    62,500    75,000    75,000
       150,000                  45,000    60,000    75,000    90,000    90,000
       175,000                  52,500    70,000    87,500   105,000   105,000
       200,000                  60,000    80,000   100,000   120,000   120,000
       225,000                  67,500    90,000   112,500   135,000   135,000
       250,000                  75,000   100,000   125,000   150,000   150,000
       300,000                  90,000   120,000   150,000   180,000   180,000
       400,000                 120,000   160,000   200,000   240,000   240,000
       450,000                 135,000   180,000   225,000   270,000   270,000
       500,000                 150,000   200,000   250,000   300,000   300,000
       600,000                 180,000   240,000   300,000   360,000   360,000
       700,000                 210,000   280,000   350,000   420,000   420,000
       800,000                 240,000   320,000   400,000   480,000   480,000
       900,000                 270,000   360,000   450,000   540,000   540,000
     1,000,000                 300,000   400,000   500,000   600,000   600,000

--------
(1) Represents the maximum combined benefits payable from all qualified and nonqualified pension plans based on the pre-August 29, 1989 formula, as defined below, without regard to social security offsets.
(2) As of December 31, 1998, Mr. Kardos has 30 years of credited service; Mr. Becker has 23 years; Mr. Najim has 23 years; Mr. Zock has 23 years; Mr. Fisher has 8 years; and Mr. Henderson has 1 year.

   Compensation for purposes of the defined benefit plan includes only compensation earned while participating in the defined benefit plan. In general, eligible compensation for executive officers includes base salaries and cash bonuses. Although compensation voluntarily deferred by an employee is not considered as eligible earnings for pension purposes, there is a special exception for employees who participate in the Company's defined contribution (401(k)) plan. The employee's tax-deferred contributions to that plan are eligible earnings under the defined benefit plan. In addition, any amount selected pursuant to Section 125 of the Internal Revenue Code is also considered eligible earnings under the defined benefit plan.

   For participants hired prior to August 29, 1989, annual benefits would be determined by multiplying an average of the thirty six (36) highest consecutive months of earnings by 2% times years of credited service minus 50% of the social security income benefit earned while an employee. For participants hired after August 29, 1989, benefits would be determined by multiplying an average of the thirty six (36) highest consecutive months of earnings by 1.6% times years of credited service. Under the terms of the Plan, a maximum of 30 years is eligible for credited service.

DIRECTOR COMPENSATION

   A Director, other than an officer of the Company, receives an annual retainer of $25,000 and a fee of $1,000 plus expenses for attendance (whether in person or by telephone) at each Board and Board Committee meeting. The Chairman of each Committee receives an additional annual retainer of $2,500 for serving in such capacity. The Lead Outside Director receives an annual retainer of $25,000 in addition to the other fees described above. Directors have the option to take all or part of such fees in the form of Common Stock of the Company, on a deferred compensation basis, with a 25% matching addition to the sums listed above made by the Company pursuant to the Director Stock Plan. In addition to the foregoing compensation, in May 1998 each Director was granted 1,100 stock options at market price pursuant to the Horace Mann Educators Corporation 1991 Stock Incentive Plan.

AGREEMENTS WITH KEY EMPLOYEES

   The Company has entered into an employment agreement with Paul J. Kardos. That agreement has a three year term expiring on July 31, 2001, provides for his employment as Chief Executive Officer of the Company, including the duty of assisting the Board of Directors of the Company in searching for and managing an orderly transition to a successor Chief Executive Officer of the Company to succeed Mr. Kardos upon his anticipated retirement at the conclusion of the term of the agreement, and provides for an annual salary of $410,000 and an annual cash bonus to be determined by the Board of Directors but not to be less than $400,000 in any year (except for the cash bonus applicable to a partial year of employment, which will be pro-rated). The agreement also provides that if Mr. Kardos' employment is terminated by the Company without cause or by Mr. Kardos because of a material diminution in his duties, he will be paid the full cash compensation due under his contract through the remaining term of the agreement in an immediate lump sum payment and he will be treated for purposes of pension and related plans as having been employed by the Company through the end of the term of the agreement.

   In addition, the Company has entered into agreements with certain key employees, including each of Mr. Kardos, Mr. Becker, Mr. Zock, Mr. Fisher and Mr. Henderson, which provide that if, within three years after a change in control of the Company, the employee is terminated from employment by the Company, whether actually or constructively, for any reason other than cause, the employee will receive (i) a one-time cash payment, (ii) continued insurance coverage for a specified period, (iii) the present value of such employee's accrued benefits as of the date of termination under the Company's non-qualified supplemental pension plan(s) (which amount will be offset against any amount payable under such plan) and (iv) a payment sufficient to negate the effect on such employee of excise taxes attributable to the benefits received by the employee under the agreement. For Mr. Kardos, Mr. Becker and Mr. Zock, the one-time cash payment would be equal to 2.9 times the highest annual cash compensation (salary and bonus) received by the employee in the five preceding years, and the specified period during which such employee's insurance benefits would continue is two years, eleven months. For Mr. Fisher and Mr. Henderson, the one-time cash payment would be equal to 2 times the highest annual cash compensation (salary and bonus) received by the employee in the five preceding years, and the specified period during which such employee's insurance benefits would continue is two years.

   In addition, the Company has entered into agreements with certain key employees, including each of Mr. Kardos, Mr. Becker, Mr. Zock and Mr. Fisher, which provide that upon a change in control of the Company, the foregoing Named Executive Officers will be entitled to receive an amount equal to his 1993 salary plus bonus for his continuation of employment. Such agreements are subject to an evergreen annual renewal effective December 31. If a change in control occurs during the term of the agreement and provided that the employee's employment is not terminated either by the employee's election or by the Company for cause prior to the sixty days following the change in control, the employee shall be entitled to receive one half of the amount on the date of the change in control and the remainder sixty days later. If the employee is terminated by the Company without cause, any payments pursuant to the agreement will become immediately due and owing by the Company.

REPORT ON EXECUTIVE COMPENSATION OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

   The Compensation Committee of the Board of Directors (the "Compensation Committee") reviews compensation of the Company's Named Executive Officers and recommends actions to the Board regarding the cash compensation (base salary and cash bonuses) to be paid to the Chief Executive Officer ("CEO") and the other Named Executive Officers of the Company. In addition, the Compensation Committee grants stock options, stock appreciation rights and restricted stock awards to employees of the Company. Currently, the components of compensation for the CEO and each Named Executive Officer are base salary, short term incentive compensation, long term incentive compensation and stock options. Each of these components is discussed in more detail below.

Base Salary

   In determining the base salaries for the Named Executive Officers of the Company, the primary information considered by the Compensation Committee is data regarding salaries paid to executives in similar positions at other insurance companies. The Compensation Committee has obtained such data from the Life Office Management Association ("LOMA") Executive Compensation Survey and the National Association of Independent Insurers ("NAII") Executive Compensation Survey, specifically: (i) the LOMA Executive Compensation Survey for U.S. Companies, which for 1998 included data on 142 insurance companies,
(ii) the LOMA Executive Compensation Survey for U.S. Companies with Assets of Between $1.5 Billion and $5 Billion, which for 1998 included data on 20 insurance companies, and (iii) the NAII Executive Compensation Survey for participating insurance companies which for 1998 included data on 25 insurance companies (collectively referred to as the "compensation surveys"). The compensation surveys are used without regard to an analysis of the performance of the individual companies included in each survey.

   The Compensation Committee strives to set salaries for the Company's Named Executive Officers at average or slightly below average levels for like executives as indicated in the compensation surveys, while attempting to have total compensation be at or above such average levels.

   The Compensation Committee considers two additional factors in setting salaries. Those factors are the possible need for an adjustment to reflect a change in the position or responsibilities of the executive and/or to encourage the executive to join the Company and the length of the executive's industry experience. Either one of these factors could result in a base salary above the point determined by reference to the salaries of executives in similar positions as indicated in the compensation surveys.

   When the Compensation Committee reviews the base salary of Named Executive Officers, which is done an average of 12 to 24 months after a prior increase, it makes adjustments to base salary on the basis of its subjective evaluation of five items. The first four items, all considered in roughly equal weight are: (i) the officer's performance regarding planning, organizing and performing assigned tasks; (ii) the officer's performance concerning managing costs; (iii) the officer's performance concerning managing personnel who report to the officer; and (iv) the officer's performance in encouraging an ethical work environment, providing exemplary customer service, and providing a work environment in which employees experience fair treatment and have an equal opportunity for advancement. The fifth item is a review of the compensation surveys to compare the CEO or Named Executive Officer's salary to the average salaries for similar positions as reported in the compensation surveys. If the CEO or Named Executive Officer is below the average survey salaries, a larger salary increase may occur. If the CEO or Named Executive Officer is above the average survey salaries, the officer may not receive as much of an increase as the individual would have received as a result of the analysis of only the first four items or the increase in base salary may be delayed. The fifth item is considered only if the Compensation Committee determines that a base salary increase is warranted after analyzing the first four items.

   The Compensation Committee noted that as discussed in the section Agreements with Key Employees, the Company entered into an employment agreement with the CEO in October 1998 which fixed his salary for the three year term of that agreement. In 1998, the Compensation Committee did not set any initial base salaries for Named Executive Officers but did review the base salaries of two Named Executive Officers other than the CEO.

Horace Mann Educators Corporation Short-Term Incentive Plan

   The Company's Short-Term Incentive Plan ("STIP") is designed to reward all officers (the "Officers") of the Company for achieving corporate and operating unit short term performance objectives. The STIP is intended to provide an incentive for superior work and to motivate Officers toward even higher achievement and business results, to tie their goals and interests to those of the Company and its shareholders and to enable the Company to attract and retain highly qualified employees. The STIP is also intended to secure the full deductibility of annual incentive compensation payable to the Company's Named Executive Officers whose compensation is required to be reported in the Company's proxy statement. All compensation payable hereunder to such persons is intended to qualify as "performance-based compensation" as described in
Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the "Code").

   The STIP provides that awards to Named Executive Officers are to be tied to performance goals based upon one or more of the following business criteria, either applied to the Company as a whole or individual operating units, any of which may be measured either in absolute terms or as compared to goals set by the Compensation Committee or the performance of other companies: financial ratings, return on equity, earnings, earnings growth, earnings per share, growth in earnings per share, operating earnings, growth in operating earnings, operating earnings per share, growth in operating earnings per share, insurance premiums, growth in insurance premiums, total return to shareholders (stock price appreciation plus dividends), combined ratio, expense ratio, number of agents and growth in number of agents. In addition, to the extent consistent with deductibility of STIP payments under Section 162(m) of the Code, performance goals may be based upon individual attainment of personal objectives set by the Chief Executive Officer or the Compensation Committee. Measurement of the Company's or an Officer's performance against the performance goals established by the Committee shall be objectively determinable, as defined in the STIP. The STIP also provides that the effects of extraordinary events during a performance period which have a material impact on the relevant performance measures may be eliminated from the calculation of such performance at the discretion of the Compensation Committee.

   In 1997, the Compensation Committee determined the basis on which Named Executive Officers would be eligible to receive compensation under the STIP with regard to the performance period of January 1, 1998 through December 31, 1998 by establishing performance goals and an objective method for computing the amount of STIP payments to the Named Executive Officers if those goals were attained. The Committee determined that no STIP awards with regard to 1998 would be paid unless the Company's operating earnings per share for 1998 were equal to or greater than 90% of the Corporation's budgeted operating earnings per share for 1998. The Committee also determined that the corporate portion of each award would be determined on the basis of two performance goals: operating earnings per share (75% weighting) and statutory premiums (25% weighting) each as compared with budget.

   With regard to 1998, the Compensation Committee concluded that losses associated with Minnesota CAT 51 (a series of hail storms which resulted in losses in excess of aggregate losses attributable to all weather-related catastrophes in Minnesota in the previous 49 years) constituted an extraordinary event which had a material effect on the relevant corporate measures which should be disregarded for purposes of calculating 1998 STIP awards. After such adjustment, the threshold test of 90% of budgeted earnings per share was met. After adjustment for that extraordinary event, 1998 operating earnings per share were $1.92 (95% of budget) and statutory premiums were $807.1 million (96% of budget).

   For the Named Executive Officers, other than the CEO and the CFO, the Compensation Committee also considered the results of his or her operating division. The awards for the Named Executive Officers, including the CEO, under the STIP were calculated on the basis of the foregoing performance goals, provided however, the CEO's STIP award is contractually guaranteed to be at least $400,000 as described in the above section Agreements with Key Employees.

Horace Mann Educators Corporation Long-Term Incentive Plan

   The Company's Long-Term Incentive Plan ("LTIP") is designed to reward certain officers of the Company for achieving corporate and operating division long term performance objectives. The LTIP is intended to motivate participating Officers toward even higher achievement and business results, to tie their goals and interests to those of the Company and its shareholders and to enable the Company to attract and retain highly qualified executive employees. The LTIP is also intended to secure the full deductibility of incentive compensation payable to the Company's Named Executive Officers whose compensation is required to be reported in the Company's proxy statement. All compensation payable hereunder to such persons is intended to qualify as "performance-based compensation" as described in Section 162(m)(4)(C) of the Code.

   In 1996, the Compensation Committee determined that certain officers, including all of the Named Executive Officers, are eligible to receive compensation under the LTIP. In addition, the Compensation Committee set the performance goals with regard to an initial performance period of January 1, 1996 through December 31, 1997.

   The Compensation Committee determined that no awards for the 1996-1997 performance period would be paid unless certain thresholds were met: (i) the A.M. Best rating of each of the Company's principal insurance operating subsidiaries as of December 31, 1997 was to be A or better, (ii) the Company's Standard & Poor's rating as of December 31, 1997 was to be A+ or better, (iii) the Company's average annual return on equity for 1996 and 1997 was to be not less than 10%, and (iv) the Company's average annual growth in statutory premiums for 1996 as compared to 1995 and for 1997 as compared to 1996 was to be not less than 5%. The awards for this period were to be determined on the basis of three performance goals, all of which were weighted equally: average annual return on equity for 1996 and 1997 as compared with other companies (a predetermined group of peer companies ("Peers")); compound annual growth rate in statutory premiums from 1995 to 1997 as compared with Peers; and shareholder return from December 31, 1995 to December 31, 1997 as compared with the S&P Insurance Composite Return for the period.

   For the 1996-1997 performance period, each of the threshold measures was met. The average annual return on equity for 1996 and 1997 was 18.3% and ranked in the 61st percentile as compared with Peers. The compound annual growth rate in statutory premiums from 1995 to 1997 was 19.1% and ranked in the 56th percentile as compared with Peers. The total shareholder return from December 31, 1995 to December 31, 1997 was 86.4% as compared with the S&P Insurance Composite Return for the period which was 80.8%. The awards for the Named Executive Officers, including the CEO, under the LTIP with regard to the 1996-1997 period were calculated on the basis of the foregoing performance goals.

   In 1997, the Compensation Committee determined that future payments under the LTIP would be made annually, with the initial performance period for such payments covering 1996 through 1998. The Compensation Committee did not set any thresholds to be met for the 1996-1998 performance period but set the following performance goals, to be weighted equally: average annual return on equity for 1996, 1997 and 1998 compared to a goal of a 15% return on equity and total shareholder return from December 31, 1996 to December 31, 1998 as compared with the S&P Insurance Composite Return for the period.

   The average annual return on equity for 1996, 1997 and 1998 was 18.8%. The total shareholder return from December 31, 1996 to December 31, 1998 was 88.9% as compared with the S&P Insurance Composite Return for the period which was 86.8%.

   The awards for the Named Executive Officers, including the CEO, under the LTIP for the 1996-1998 performance period were calculated on the basis of the foregoing performance goals.

Horace Mann Educators Corporation Deferred Compensation Plan

   Effective December 1, 1997, the Company established the Horace Mann Educators Corporation Deferred Compensation Plan (the "Deferred Compensation Plan" or "DCP") whereby employees of the Company who are eligible for the LTIP described above may defer receipt of all or a part of their STIP bonus compensation and/or their LTIP bonus compensation on a pretax basis to common stock equivalent units. The DCP is an unfunded plan and is maintained by the Company primarily for the purpose of providing deferred compensation for a select group of highly compensated management employees. More particularly, the purposes of the DCP are to align the interests of certain employees more closely with the interests of other shareholders of the Company, to encourage the highest level of certain employee performance by providing those employees with a direct interest in the Company's attainment of its financial goals and to help attract and retain certain qualified employees.

   To the extent an investment or distribution of cash or Common Stock may be made under the DCP, the DCP is intended to qualify for the exemption from short swing profits liability under Section 16(b) of the Exchange Act, provided by Rule 16b-3 of the Securities and Exchange Commission as now in effect or hereafter amended.

Horace Mann Educators Corporation 1991 Stock Incentive Plan

   In order to retain and motivate employees, the Company maintains the Horace Mann Educators Corporation 1991 Stock Incentive Plan (the "Option Plan"). Under the Option Plan, executive officers, other employees and certain directors are eligible to receive stock options, stock appreciation rights and restricted stock awards.

   The Option Plan is administered by the Compensation Committee which is comprised of independent Directors. Subject to the provisions of the Option Plan, the Compensation Committee determines the type of awards, when and to whom awards will be granted, the vesting period of the awards and the number of shares covered by each award.

   Stock option awards are granted at the prevailing market value of the Company's Common Stock and are exercisable for a period of up to ten years from the date of grant. Because awards are granted at market value, any realization of compensation by employees is tied to subsequent increases in the market price of the Company's Common Stock. The Compensation Committee believes that this causes an executive officer's financial interest with regard to such incentive compensation to parallel the financial interests of the Shareholders.

   The Compensation Committee awarded stock options in 1998 to certain officers, including the Named Executive Officers. Prior to the award, the Compensation Committee specified a range of 12,500 to 22,500 stock options for the Chief Executive Officer and specified ranges for the other Named Executive Officers. The number of stock options granted to each Named Executive Officer within each specified range is a function of the Compensation Committee's subjective assessment of each Named Executive Officer's performance during the prior year, the importance to the Company of retaining the individual and that individual's potential for future contributions to the Company.

   The awards for the Named Executive Officers, including the CEO, under the Option Plan were based on the Compensation Committee's analysis of the above factors. This included a discretionary award to a Named Executive Officer, other than the CEO.

   In 1998, the Compensation Committee determined that no stock options would be granted in 1999 unless certain thresholds were met: (i) the Company's operating earnings per share for 1998 were not less than 90% of the Company's budgeted operating earnings per share for 1998 and (ii) the individual officer performed successfully during 1998 and is performing successfully at the time the award is granted. Provided the thresholds are met, a percent of the individual's salary will be calculated pursuant to a formula using the Black-Sholes methodology. The Committee established 0%--120% as the range used to calculate the CEO's stock award and also specified the ranges used to calculate stock option awards to the other Named Executive Officers.

   With regard to 1998, the Compensation Committee concluded that losses associated with Minnesota CAT 51 constituted an extraordinary event which had a material effect on the relevant corporate measure which should be disregarded for purposes of calculating 1998 stock options awards. After such adjustment, the threshold test of 90% of budgeted operating earnings per share was met. The Compensation Committee concluded that the second threshold measure was met with regard to each of the Named Executive Officers, including the CEO. The awards for the Named Executive Officers, including the CEO, under the Option Plan for 1999 were based on the foregoing formula.

   NOTE: The Report on Executive Compensation of the Compensation Committee and the Stock Price Performance Graphs on pages 19 and 20 shall not be deemed to be incorporated by reference, in whole or in part, by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended.

COMPENSATION COMMITTEE
WILLIAM W. ABBOTT, Chairman
EMITA B. HILL, DONALD E. KIERNAN, JEFFREY L. MORBY and WILLIAM J. SCHOEN,
Members

STOCK PRICE PERFORMANCE GRAPH

   The graph below compares cumulative total return* of Horace Mann Educators Corporation, the S&P 500 Index and the S&P Insurance Composite Index. The graph assumes $100 invested on December 31, 1993 in Horace Mann Educators Corporation, S&P 500 Index and S&P Insurance Composite Index.

           HORACE MANN EDUCATORS CORPORATION STOCK PRICE PERFORMANCE

                       [PERFORMANCE CHART APPEARS HERE]

                            12/93   12/94   12/95   12/96   12/97   12/98
                            -----   -----   -----   -----   -----   -----
 HMEC                        $100    $ 86    $128    $168    $239    $242
 S&P Insurance Composite     $100    $100    $143    $177    $258    $267
 S&P 500                     $100    $101    $139    $171    $229    $294

   The graph below compares cumulative total return* of Horace Mann Educators Corporation, the S&P 500 Index and the S&P Insurance Composite Index. The graph assumes $100 invested on November 18, 1991 (the date of the Company's initial public offering of its Common Stock) in Horace Mann Educators Corporation, S&P 500 Index and S&P Insurance Composite Index.

--------
*The S&P 500 Index, as published by Standard & Poor's ("S&P"), assumes daily reinvestment of dividends in calculating total return. The S&P Insurance Index assumes monthly dividend reinvestment. Horace Mann Educators Corporation assumes reinvestment of dividends when paid.

                       [PERFORMANCE CHART APPEARS HERE]


                             11/91  12/91  12/92 12/93  12/94  12/95  12/96  12/97  12/98
                             -----  -----  ----- -----  -----  -----  -----  -----  -----
 . HMEC                       $100   $124   $160  $141   $122   $181   $238   $338   $343
 . S&P Insurance Composite    $100   $113   $133  $141   $141   $201   $252   $368   $381
 . S&P 500                    $100   $109   $117  $129   $130   $179   $220   $294   $378

                                PROPOSAL NO. 2

                RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

   The independent public accountants selected by the Board for the Company's fiscal year ending December 31, 1999 are KPMG LLP. KPMG LLP served in that capacity for the fiscal year ended December 31, 1998. A representative of that firm is expected to be present at the Annual Meeting of the Company. The representative will be given an opportunity to make a statement to the Shareholders and he or she is expected to be available to respond to appropriate questions from Shareholders of the Company.

                                PROPOSAL NO. 3

         ALL OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THIS MEETING

   As of the date of this Proxy Statement, management of the Company knows of no business that will be presented for consideration at the Annual Meeting other than that which has been referred to above. As to other business, if any, that may properly come before the meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

                                 OTHER MATTERS

Copies of Annual Report on Form 10-K

   The Company will furnish, without charge, a copy of its most recent Annual Report on Form 10-K to the Securities and Exchange Commission to each person solicited hereunder who mails a written request to the Investor Relations Department, Horace Mann Educators Corporation, 1 Horace Mann Plaza, Springfield, Illinois, 62715-0001. The Company also will furnish, upon payment of a reasonable fee to cover reproduction and mailing expenses, a copy of all exhibits to the Annual Report on Form 10-K.

Shareholder Proposals for 1999 Annual Meeting

   Any proposals of Shareholders intended to be presented for inclusion in the Company's Proxy Statement and Form of Proxy for the next Annual Meeting scheduled to be held in 2000 must be received in writing by the Corporate Secretary, Ann M. Caparros, 1 Horace Mann Plaza, Springfield, Illinois, 62715-0001 not later than December 31, 1999 in order for such proposal to be considered for inclusion in the Company's Proxy Statement and proxy relating to the 2000 Annual Meeting.

   Shareholders are urged to complete, sign and date the accompanying proxy card and return it in the enclosed envelope, to which no postage need be affixed if mailed in the United States.

                                       By order of the Board of Directors,

                                       Ann M. Caparros
                                       Corporate Secretary

Springfield, Illinois
March 31, 1999

   Again, we call your attention to the enclosed proxy card. PLEASE VOTE, DATE, SIGN AND RETURN IT PROMPTLY, regardless of whether you plan to attend the meeting.

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